Putnam RetirementReady 2035 Fund
1/31/14 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	126
Class B	3
Class C 2
Class M	2

72DD2 (000s omitted)
Class R	27
Class Y	104


73A1
Class A	0.157
Class B	0.054
Class C	0.052
Class M	0.105

73A2
Class R	0.120
Class Y	0.203

74U1 (000s omitted)
Class A	822
Class B	58
Class C	29
Class M	15

74U2 (000s omitted)
Class R	212
Class Y	407

74V1
Class A	19.51
Class B	18.08
Class C	18.09
Class M	18.86

74V2
Class R	18.78
Class Y	22.49

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.